                                                                  Exhibit 99

[ANHEUSER BUSCH COMPANIES logo]
                                                                        News


For more information, contact:
Carlos Ramirez (314) 577-9629

FOR IMMEDIATE RELEASE


                    ANHEUSER-BUSCH REPORTS FIRST QUARTER
           DOMESTIC BEER SALES VOLUME BELOW PREVIOUS EXPECTATIONS
           ------------------------------------------------------


         ST. LOUIS, April 5, 2005 - Anheuser-Busch Cos., Inc., announced today that first quarter 2005 domestic beer volume was below previous expectations. "The company has stepped up its new product, packaging and marketing efforts, but it will take time for these new initiatives to gain traction," said Anheuser-Busch Cos., Inc., President and Chief Executive Officer, Patrick T. Stokes. "Given Anheuser-Busch's substantial competitive strengths in the U.S. beer market, we are confident the company will successfully restore its volume momentum."

         Domestic beer sales-to-wholesalers decreased 2.7 percent for the first quarter 2005 vs. the first quarter 2004 to 24.4 million barrels. Wholesaler inventories at the end of the quarter were about one and one half days higher than at the end of the first quarter last year, representing a reduction of approximately one day versus the differential at the end of last year.

         Domestic beer wholesaler sales-to-retailers were down 1.0 percent in the first quarter on a comparable selling day basis, due to generally weak industry volume conditions and the comparison with the strong performance of Michelob ULTRA in the prior year. Michelob ULTRA was the most successful new brand introduction in the beer industry in many years, and its sales have stabilized to a 2.4 percent share year-to-date in supermarkets, according to IRI data. BUD family wholesaler sales-to-retailers increased in the quarter, driven by solid growth of Bud Light and the national introduction in late February of Budweiser Select.

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Anheuser-Busch
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         The company expects first quarter 2005 earnings per share of $.63 to $.64, excluding a one-time gain on the sale of the company's equity interest in a Spanish theme park, vs. $.66 per share on comparable normalized basis in the first quarter 2004.1/ This decline reflects the lower beer sales volume of the domestic beer company, coupled with commodity cost pressures and the incremental costs to support the company's stepped up marketing and sales efforts. Management believes that earnings per share growth in the low-single digit range for the full year 2005 2/ (before stock option expense and one-time items in both years) is a reasonable expectation at this time.

         As previously announced, the company has decided to defer its adoption of FAS 123R, "Share-Based Payment," until the required third quarter implementation date in order to fully consider the recent interpretative guidance provided by the Securities and Exchange Commission and pending implementation guidance anticipated from the Financial Accounting Standards Board.

         Anheuser-Busch Cos., Inc. will release worldwide beer volume and consolidated earnings results for the first quarter on April 27, 2005. Following the release, the company will conduct a public webcast in which management will discuss these results and the company's outlook in greater detail. Additional details on the webcast will be provided later this month in a separate press release.

                                    # # #



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Notes:

1.       Reconciliation of Projected First Quarter 2005 vs. First Quarter 2004 Earnings Per Share
         ----------------------------------------------------------------------------------------


                                                                Earnings Per Share
                                                        -----------------------------------
                                                               2005                2004                 Decrease
                                                        --------------------    -----------        -------------------
     Projected / Reported                                   $.65 - $.66            $.67

     Gain on Sale of Equity
       Interest in Spanish Theme Park *                       (.024)
     Commodity Hedge Gain                                                         (.015)
                                                        --------------------    -----------

     Excluding One-Time Items                               $.63 - $.64            $.66              -3.0% to -4.5%
                                                        ====================    ===========        ===================

2.       Reconciliation of Projected Full Year 2005 Earnings Per Share Growth
         --------------------------------------------------------------------

                                                                Earnings Per Share
                                                        -----------------------------------
                                                               2005                2004                 Increase
                                                        --------------------    -----------        -------------------
     Projected / Reported **                               $2.78 - $2.86          $2.77

     Gain on Sale of Equity
       Interest in Spanish Theme Park *                       (.024)
     Commodity Hedge Gain                                                         (.015)
     Gain on Sale of CCU                                                          (.018)
     Deferred Income Tax Benefit due to
       Mexican Income Tax Rate Reduction                                          (.012)
                                                        --------------------    -----------

     Before Stock Option Expense
       and One-Time Items                                  $2.76 - $2.84          $2.73                +1% to +4%
                                                        ====================    ===========        ===================

* Represents a gain on the sale of the company's 13% equity interest in Port Aventura, S.A., a theme park near Barcelona, Spain.

** Earnings per share is shown before the impact of adopting FAS 123R, "Share-Based Payment." The company is currently unable to estimate the adoption impact on earnings per share, pending anticipated implementation guidance from the Financial Accounting Standards Board.



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         This release contains forward-looking statements regarding the company's expectations concerning its future operations, earnings and prospects. On the date the statements are made, the statements represent the company's expectations, but the company's expectations concerning its future operations, earnings and prospects may change. The company disclaims any obligation to update any of these statements. The company's expectations involve significant risks and uncertainties and are based upon many assumptions that the company believes to be reasonable, but such assumptions may ultimately prove to be inaccurate or incomplete, in whole or in part. Accordingly, there can be no assurances that the company's expectations and the forward-looking statements will be correct. Further information on factors that could affect the company's future operations, earnings and prospects is included in the company's Forms 10-Q and 10-K.